Exhibit 99.1

Fiesta Restaurant Group, Inc.

Consolidated Financial Statements

As of June 30, 2011 and December 31, 2010 and

For the three and six months ended June 30, 2011 and 2010

FIESTA RESTAURANT GROUP, INC.

CONSOLIDATED FINANCIAL STATEMENTS

QUARTER ENDED JULY 3, 2011

Page
Financial Statements:
Consolidated Balance Sheets as of June 30, 2011 and December 31, 2010	1
Consolidated Statements of Operations for the three and six months ended June 30, 2011 and 2010	2
Consolidated Statements of Cash Flows for the six months ended June 30, 2011 and 2010	3
Notes to Consolidated Financial Statements	4 to 12

FIESTA RESTAURANT GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except share and per share amounts)

(unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$5,704	$2,583
Trade receivables	5,403	3,481
Inventories	2,234	2,067
Prepaid rent	2,364	2,320
Prepaid expenses and other current assets	2,814	2,292
Deferred income taxes	2,300	2,300

Total current assets	20,819	15,043

Property and equipment, net	199,909	202,412
Goodwill (Note 2)	123,484	123,484
Intangible assets, net	360	419
Deferred income taxes	10,560	11,091
Other assets	5,996	5,437

Total assets	$361,128	$357,886

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of capital leases	$58	$56
Accounts payable	7,384	5,892
Accrued payroll, related taxes and benefits	11,092	10,436
Accrued real estate taxes	2,974	3,172
Other liabilities	5,616	3,940

Total current liabilities	27,124	23,496

Long-term capital leases, net of current portion	979	1,008
Due to Parent Company (Note 5)	128,619	138,756
Lease financing obligations (Note 6)	124,732	122,975
Deferred income—sale-leaseback of real estate	4,163	3,890
Other liabilities (Note 4)	10,366	9,850

Total liabilities	295,983	299,975

Commitments and contingencies (Note 9)

Stockholder’s equity:
Common stock, par value $.01; authorized, issued and outstanding 1,000 shares	—	—
Retained earnings	65,145	57,911

Total stockholder’s equity	65,145	57,911

Total liabilities and stockholder’s equity	$361,128	$357,886

The accompanying notes are an integral part of these consolidated unaudited financial statements.

FIESTA RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(In thousands of dollars)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues:
Restaurant sales	$120,748	$110,685	$235,999	$217,733
Franchise royalty revenues and fees	501	335	866	812

Total revenues	121,249	111,020	236,865	218,545

Costs and expenses:
Cost of sales	39,675	34,317	76,019	67,565
Restaurant wages and related expenses (including stock-based compensation expense of $5, $8, $10 and $16, respectively)	32,769	30,544	64,403	61,491
Restaurant rent expense	4,232	4,161	8,294	8,348
Other restaurant operating expenses	15,744	15,364	30,487	30,009
Advertising expense	3,774	3,741	7,893	7,008
General and administrative (including stock-based compensation expense of $438, $243, $849 and $470, respectively)	9,052	8,227	17,970	16,315
Depreciation and amortization	4,949	4,777	9,746	9,551
Impairment and other lease charges (Note 3)	820	3,372	1,084	3,620

Total operating expenses	111,015	104,503	215,896	203,907

Income from operations	10,234	6,517	20,969	14,638
Interest expense	4,842	5,026	9,687	9,993

Income before income taxes	5,392	1,491	11,282	4,645
Provision for income taxes (Note 7)	1,757	336	4,033	1,519

Net income	$3,635	$1,155	$7,249	$3,126

The accompanying notes are an integral part of these consolidated unaudited financial statements.

FIESTA RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(In thousands of dollars)

(Unaudited)

	2011	2010
Cash flows provided from operating activities:
Net income	$7,249	$3,126
Adjustments to reconcile net income to net cash provided from operating activities:
Loss on disposals of property and equipment	153	160
Stock-based compensation	859	486
Impairment and other lease charges	1,084	3,620
Depreciation and amortization	9,746	9,551
Amortization of deferred financing costs	121	117
Amortization of deferred gains from sale-leaseback transactions	(132)	(138)
Accretion of interest on lease financing obligations	24	203
Deferred income taxes	531	(697)
Changes in other operating assets and liabilities	548	(969)

Net cash provided from operating activities	20,183	15,459

Cash flows used for investing activities:
Capital expenditures:
New restaurant development	(7,124)	(3,849)
Restaurant remodeling	(2,241)	(2,194)
Other restaurant capital expenditures	(2,232)	(2,648)
Corporate and restaurant information systems	(405)	(74)

Total capital expenditures	(12,002)	(8,765)
Properties purchased for sale-leaseback	—	(1,345)
Proceeds from sale-leaseback transactions	5,012	—

Net cash used for investing activities	(6,990)	(10,110)

Cash flows used for financing activities:
Payments to parent company, net	(10,995)	(8,534)
Principal payments on capital leases	(27)	(22)
Deferred financing fees	(697)	—
Proceeds from lease financing obligations	1,736	2,429
Financing costs associated with issuance of lease financing obligations	(89)	(110)

Net cash used for financing activities	(10,072)	(6,237)

Net increase (decrease) in cash and cash equivalents	3,121	(888)
Cash and cash equivalents, beginning of period	2,583	3,854

Cash and cash equivalents, end of period	$5,704	$2,966

Supplemental disclosures:
Interest paid on lease financing obligations	$5,610	$5,243
Accruals for capital expenditures	$432	$277
Capital lease obligations incurred	$—	$123

The accompanying notes are an integral part of these consolidated unaudited financial statements.

FIESTA RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars)

1. Basis of Presentation

Business Description. At July 3, 2011 the Company operated 90 Pollo Tropical restaurants, of which 85 were in Florida and five were in New Jersey, and franchised a total of 30 Pollo Tropical restaurants, 21 in Puerto Rico, two in Ecuador, one in Honduras, one in the Bahamas, one in Trinidad, one in Venezuela and three on college campuses in Florida. At July 3, 2011, the Company also owned and operated 157 Taco Cabana restaurants located primarily in Texas and franchised two Taco Cabana restaurants in New Mexico, two in Texas and one in Georgia.

Basis of Consolidation. The consolidated financial statements presented herein reflect the consolidated financial position, results of operations and cash flows of Fiesta Restaurant Group, Inc. (“Fiesta Restaurant Group”) and its wholly-owned subsidiaries Pollo Operations, Inc. and Pollo Franchise, Inc., (collectively “Pollo Tropical”) and Taco Cabana, Inc. and its subsidiaries, (collectively “Taco Cabana”). Fiesta Restaurant Group was incorporated in April 2011. In May 2011, Carrols Corporation (“Carrols” or “Parent Company”) contributed all of the outstanding capital stock of Pollo Tropical and Taco Cabana to Fiesta Restaurant Group in exchange for all of the outstanding capital stock of Fiesta Restaurant Group and Fiesta Restaurant Group became a wholly-owned subsidiary of Carrols. Unless the context otherwise requires, Fiesta Restaurant Group and its subsidiaries, Pollo Tropical and Taco Cabana, are collectively referred to as the “Company”. Carrols is a wholly owned subsidiary of Carrols Restaurant Group, Inc., a publicly traded company (“Carrols Restaurant Group”). The consolidated financial statements have been prepared as if the Company was in existence for all periods presented.

On February 24, 2011, Carrols Restaurant Group announced its intention to split its restaurant businesses into two separate, publicly-traded companies through a tax-free spin-off of the Company’s common stock to Carrols Restaurant Group’s stockholders. If the spin-off is consummated, the Company will continue to own and operate its Pollo Tropical and Taco Cabana businesses. Carrols Restaurant Group, through its subsidiaries Carrols and Carrols LLC, will continue to own and operate its franchised Burger King restaurants. In the spin-off, it is anticipated that all shares of the Company’s common stock, which are currently held by Carrols, will be distributed in the form of a pro rata dividend to the stockholders of Carrols Restaurant Group.

The unaudited consolidated financial statements reflect certain general corporate overhead and interest expenses allocated by Carrols to the Company. Management believes that such allocations are reasonable and based on a systematic rational method; however, they are not necessarily indicative of the actual financial results of the Company, including such expenses that would have been incurred by the Company had it been operating as a separate, stand-alone entity for the periods presented. All intercompany transactions between the companies subsidiaries have been eliminated in consolidation. As a stand-alone entity, the Company expects to incur expenses that may not be comparable in future periods to what is presented for the historical periods presented in the consolidated financial statements. Consequently, the financial information herein may not reflect the financial position, results of operations and cash flows of the Company in the future or if the Company had been an independent stand-alone entity during the periods presented. Carrols’ and the Company’s management believe that the consolidated financial statements include all adjustments necessary for a fair presentation of the businesses.

The accompanying unaudited consolidated financial statements for the three and six months ended June 30, 2011 and 2010 have been prepared without an audit pursuant to the rules and regulations of the Securities and Exchange Commission and do not include certain information and the footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all normal and recurring adjustments considered necessary for a fair presentation of such financial statements have been included. The results of operations for the three and six months ended June 30, 2011 and 2010 are not necessarily indicative of the results to be expected for the full year.

These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2010. The December 31, 2010 balance sheet data is derived from those audited financial statements.

FIESTA RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(In thousands of dollars)

Fiscal Year. The Company uses a 52-53 week fiscal year ending on the Sunday closest to December 31. All references herein to fiscal years ended January 2, 2011 and January 3, 2010 will be referred to as fiscal years ended December 31, 2010 and 2009, respectively. Similarly, all references herein to the three and six months ended July 3, 2011 and July 4, 2010 will be referred to as the three and six months ended June 30, 2011 and June 30, 2010, respectively. The fiscal year ended December 31, 2010 contained 52 weeks and the fiscal year ended December 31, 2009 contained 53 weeks. The three and six months ended June 30, 2011 and 2010 each contained thirteen and twenty-six weeks, respectively.

Allocations. Carrols provides administrative support to the Company for executive management, information systems and certain accounting, legal and other administrative functions. See Note 5 - Due to Parent Company for a listing and amount of such transactions. For the three and six months ended June 30, 2011 and 2010, these costs were allocated to the Company based primarily on a pro-rata share of either the Company’s revenues, number of restaurants or number of employees. The accompanying consolidated financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the results of operations or cash flows that would have resulted had these and other related-party transactions been consummated with unrelated parties or had the Company been a stand-alone company.

Fair Value of Financial Instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. In determining fair value, the accounting standards establish a three level hierarchy for inputs used in measuring fair value as follows: Level 1 inputs are quoted prices in active markets for identical assets or liabilities; Level 2 inputs are observable for the asset or liability, either directly or indirectly, including quoted prices in active markets for similar assets or liabilities; and Level 3 inputs are unobservable and reflect our own assumptions. The following methods were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the fair value:

•	Current Assets and Liabilities. The carrying value of cash and cash equivalents and accrued liabilities approximates fair value because of the short maturity of those instruments.

See Note 3 for discussion of the fair value measurement of non-financial assets.

Use of Estimates. The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include: allocations of Carrols general and administrative expenses and interest expense on amounts due to Carrols, accrued occupancy costs, insurance liabilities, income taxes, evaluation for impairment of goodwill and long-lived assets and lease accounting matters. Actual results could differ from those estimates.

Earnings Per Share Presentation. Presentation of earnings per share is required for all entities that have issued common stock or potential common stock if those securities trade in a public market either on a stock exchange (domestic or foreign) or in the over-the-counter market. The Company’s common stock is not publicly traded and therefore, earnings per share amounts are not presented.

Recent Accounting Pronouncements. There are currently no recent accounting pronouncements which had or are expected to have a material impact on the Company’s consolidated financial statements as of the date of this report.

Subsequent Events. The Company reviewed and evaluated subsequent events through August 16, 2011, the issuance date of the Company’s financial statements. See Note 10 to the consolidated financial statements.

FIESTA RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(In thousands of dollars)

2. Goodwill

On July 9, 1998, Carrols consummated the purchase of Pollo Tropical for a cash purchase price of $96.6 million. On December 19, 2000, Carrols acquired Taco Cabana for $154.7 million, which included the purchase of outstanding common shares, employee stock options and the assumption of Taco Cabana’s outstanding debt, which was approximately $43 million. The excess purchase price over net assets acquired, or goodwill, by Carrols for Pollo Tropical was approximately $64.0 million and for Taco Cabana was approximately $70.5 million. Such goodwill was amortized prior to January 1, 2002. There have been no impairment charges related to goodwill. All assets and liabilities acquired, including initial goodwill amounts, were recorded in the Company’s consolidated balance sheet.

The Company is required to review goodwill for impairment annually or more frequently when events and circumstances indicate that the carrying amount may be impaired. If the determined fair value of goodwill is less than the related carrying amount, an impairment loss is recognized. The Company performs its annual impairment assessment as of December 31 and has determined its reporting units to be at the brand level for Pollo Tropical and Taco Cabana. The Company does not believe circumstances have changes since the last assessment date which would make it necessary to reassess their values.

There have been no changes in goodwill or goodwill impairment losses during the six months ended June 30, 2011 or the years ended December 31, 2010 and 2009. Goodwill balances are summarized below:

	Pollo Tropical	Taco Cabana	Total
Goodwill, balance June 30, 2011	$56,307	$67,177	$123,484

3. Impairment of Long-Lived Assets and Other Lease Charges

The Company reviews its long-lived assets, principally property and equipment, for impairment at the restaurant level. If an indicator of impairment exists for any of its assets, an estimate of undiscounted future cash flows over the life of the primary asset for each restaurant is compared to that long-lived asset’s carrying value. If the carrying value is greater than the undiscounted cash flow, the Company then determines the fair value of the asset and if an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value. For closed restaurant locations, the Company reviews the future minimum lease payments and related ancillary costs from the date of the restaurant closure to the end of the remaining lease term and records a lease charge for the lease liabilities to be incurred, net of any estimated sublease recoveries.

The Company determined the fair value of restaurant equipment, for those restaurants reviewed for impairment, based on current economic conditions and the Company’s history of using these assets in the operation of its business. These fair value asset measurements rely on significant unobservable inputs and are considered Level 3 in the fair value hierarchy. There were no Level 3 assets measured at fair value during the six months ended June 30, 2011.

Impairment and other lease charges recorded on long-lived assets for the Company’s segments were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Pollo Tropical	364	1,931	636	1,983
Taco Cabana	456	1,441	448	1,637

	$820	$3,372	$1,084	$3,620

During the three months ended June 30, 2011, the Company recorded lease charges of $0.8 million which consisted primarily of $0.4 million in lease charges for two previously closed Pollo Tropical restaurants, $0.3 million in lease charges for a previously impaired Taco Cabana restaurant that was closed in the second quarter and $0.2 million in lease charges for two previously closed Taco Cabana restaurant properties.

FIESTA RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(In thousands of dollars)

During the three months ended June 30, 2010, the Company recorded impairment and other lease charges of $3.4 million which included impairment charges of $1.4 million for an underperforming Pollo Tropical restaurant and $0.3 million to reduce the fair market value of a previously impaired Pollo Tropical restaurant. The Company also closed one Pollo Tropical restaurant in the second quarter of 2010 whose fixed assets were impaired in 2009, and recorded lease charges of $0.2 million which principally consisted of future minimum lease payments and related ancillary costs from the date of the restaurant closure to the end of the remaining lease term, net of any estimated cost recoveries from subletting the property. In addition, the Company recorded impairment charges of $1.1 million for an underperforming Taco Cabana restaurant and $0.3 million to reduce the fair market value of a previously impaired Taco Cabana restaurant.

4. Other Liabilities, Long-Term

Other liabilities, long-term, consisted of the following:

	June 30, 2011	December 31, 2010
Accrued occupancy costs	$7,386	$6,865
Accrued workers’ compensation costs	1,680	1,480
Deferred compensation	616	673
Other	684	832

	$10,366	$9,850

Accrued occupancy costs include obligations pertaining to closed restaurant locations, contingent rent and accruals to expense operating lease rental payments on a straight-line basis over the lease term.

The following table presents the activity in the closed-store reserve, included in accrued occupancy costs, for the six months ended June 30, 2011 and the year ended December 31, 2010:

	Six months ended June 30, 2011	Year ended December 31, 2010
Balance, beginning of period	$1,665	$862
Accruals for additional lease charges	1,066	1,279
Payments, net	(526)	(632)
Other adjustments	66	156

Balance, end of period	$2,271	$1,665

5. Due to Parent Company

The balance due to Parent Company reflects the amounts funded by Carrols for its acquisitions of Pollo Tropical and Taco Cabana reduced by the net cash flows remitted by the Company to Carrols since that time. Amounts due to Parent Company also include certain allocated administrative and corporate costs incurred by Carrols, interest expense on the amount due to Parent Company and income taxes payable. Prior to the Company’s new debt financings consummated in the third quarter of 2011 as discussed in Note 10, funding required by the Company to cover its cash needs has been provided directly by Carrols which had secured all third-party financing. The Company and its operating subsidiaries were guarantors of such Carrols’ debt and were subject to certain restrictions including the ability to incur additional debt, incur liens, sell or acquire assets or businesses, pay dividends and make certain investments. Pollo Tropical and Taco Cabana each had an intercompany loan agreement with Carrols at June 30, 2011.

Allocated Expenses. The administrative support provided by Carrols to the Company has been allocated based on estimates and a pro-rata percentage of Pollo Tropical and Taco Cabana revenues, number of restaurants or number of employees. These administrative support expenses include executive management, information systems, finance, legal, accounting, internal audit, human resources and certain other administrative functions. The allocated administrative expenses included in general and administrative expenses in the accompanying consolidated statements of operations were as follows:

FIESTA RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(In thousands of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Allocated financial services	$589	$461	$1,269	$1,030
Allocated information systems services	474	701	976	1,338
Allocated executive management and other administrative services	1,361	1,140	2,803	2,219
Allocated stock-based compensation	438	243	839	470

	$2,862	$2,545	$5,887	$5,057

As discussed in Note 1, the Company believes the assumptions and methodologies underlying the allocation of administrative expenses and stock-based compensation are reasonable. However, such expenses may not be indicative of the actual expenses that would have been or could be incurred by the Company if it was to operate as a stand-alone company. As such, the financial information herein may not necessarily reflect the consolidated financial position, results of operations, and cash flows of the Company in the future or if the Company had been a stand-alone entity during the periods presented.

6. Lease Financing Obligations

The Company entered into sale-leaseback transactions in various years that did not qualify for sale-leaseback accounting due to certain forms of continuing involvement and, as a result, the leases were classified as financing transactions in both the Carrols consolidated financial statements and the Company’s consolidated financial statements. During the second quarter of 2011, the Company entered into a sale-leaseback transaction for a restaurant property that did not qualify for sale-leaseback accounting and the net proceeds of $1.7 million were recorded as a lease financing obligation. At June 30, 2011 and December 31, 2010, the balance of these lease financing obligations was $10,607 and $8,871, respectively.

In addition, for certain of the Company’s sale-leaseback transactions, Carrols has guaranteed the lease payments on an unsecured basis or is the primary lessee on the leases associated with certain of the Company’s sale-leaseback transactions. In the Company’s consolidated financial statements, ASC 840-40 “Sale-Leaseback Transactions”, requires the Company to classify these leases as lease financing transactions because the guarantee from a related party constitutes continuing involvement and causes the sale to not qualify for sale-leaseback accounting. The accompanying consolidated balance sheets include lease financing obligations associated with these transactions of $114,125 and $114,104 at June 30, 2011 and December 31, 2010, respectively.

Under the financing method, the assets remain on the consolidated balance sheet and the net proceeds received by the Company from these transactions are recorded as a lease financing liability. Payments under these leases are applied as payments of imputed interest and deemed principal on the underlying financing obligations.

These leases generally provide for an initial term of 20 years plus renewal options. The rent payable under such leases includes a minimum rent provision and in some cases, includes rent based on a percentage of sales. These leases also require payment of property taxes, insurance and utilities.

The interest rates on lease financing obligations ranged from 7.1% to 10.8% at June 30, 2011. Interest expense associated with lease financing obligations for the three months ended June 30, 2011 and 2010 was $2.8 million and $2.7 million, respectively, and for the six months ended June 30, 2011 and 2010 was $5.6 million and $5.5 million, respectively.

FIESTA RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(In thousands of dollars)

7. Income Taxes

The Company’s taxable income has historically been included in the consolidated U.S. federal income tax return of Carrols and in income tax returns filed by Carrols with certain state taxing jurisdictions. The Company’s income tax provision has been computed and presented in these consolidated financial statements as if it were a separate taxpaying entity and was comprised of the following for the three and six months ended June 30, 2011 and 2010:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Current	$953	$718	$3,502	$2,216
Deferred	804	(382)	531	(697)

	$1,757	$336	$4,033	$1,519

The provision for income taxes for the three and six months ended June 30, 2011 was derived using an estimated effective annual income tax rate for 2011 of 37.3%, which excludes any discrete tax adjustments. Discrete tax adjustments decreased the provision for income taxes by $181 and $170 in the three and six months ended June 30, 2011, respectively.

The provision for income taxes for the three and six months ended June 30, 2010 was derived using an estimated effective annual income tax rate for 2010 of 37.7%, which excludes any discrete tax adjustments. Discrete tax adjustments decreased the provision for income taxes by $239 and $232 in the three and six months ended June 30, 2010, respectively.

The Company recognizes interest and/or penalties related to uncertain tax positions in income tax expense. As of June 30, 2011 and December 31, 2010, the Company had no unrecognized tax benefits and no accrued interest related to uncertain tax positions.

The tax years 2007 - 2010 remain open to examination by the major taxing jurisdictions to which the Company is subject. Although it is not reasonably possible to estimate the amount by which unrecognized tax benefits may increase within the next twelve months due to uncertainties regarding the timing of any examinations, the Company does not expect unrecognized tax benefits to significantly change in the next twelve months.

8. Business Segment Information

The Company is engaged in the quick-casual restaurant industry, with two restaurant concepts: Pollo Tropical and Taco Cabana. Pollo Tropical is a quick-casual restaurant brand offering a wide selection of tropical and Caribbean inspired food, featuring grilled chicken marinated in a proprietary blend of tropical fruit juices and spices. Taco Cabana is a quick-casual restaurant brand offering a wide selection of fresh Tex-Mex and traditional Mexican food, including sizzling fajitas, quesadillas, enchiladas, burritos and other Tex-Mex dishes.

The accounting policies of each segment are the same as those described in the summary of significant accounting policies included in the Carrols Restaurant Group’s Annual Report on Form 10-K for the year ended December 31, 2010. The following table includes Adjusted Segment EBITDA which is the measure of segment profit or loss reported to the chief operating decision maker for purposes of allocating resources to the segments and assessing their performance. Adjusted Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense and gains and losses on extinguishment of debt.

Adjusted Segment EBITDA for Pollo Tropical and Taco Cabana differs from the amounts shown in the Carrols Restaurant Group Form 10-Q for the quarterly period ended July 3, 2011 due to lower rent expense resulting from the lease financing obligations required by ASC 840-40, as discussed in Note 6, and higher general and administrative expense, including higher stock-based compensation expense, due to differences in the allocation of administrative support expenses.

The “Other” column includes corporate related items not allocated to the reportable segments and at June 30, 2011 consisted of fees associated with issuance of indebtedness discussed in Note 10.

FIESTA RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(In thousands of dollars)

Three months ended	Pollo Tropical	Taco Cabana	Other	Combined
June 30, 2011:
Revenues	$52,642	$68,607	$—	$121,249
Cost of sales	17,413	22,262	—	39,675
Restaurant wages and related expenses	12,312	20,457	—	32,769
Restaurant rent expense	1,490	2,742	—	4,232
General and administrative expense (1)	4,557	4,495	—	9,052
Depreciation and amortization	2,346	2,603	—	4,949
Adjusted Segment EBITDA	9,467	6,979
Capital expenditures	2,890	3,987	—	6,877

June 30, 2010:
Revenues	$46,813	$64,207	$—	$111,020
Cost of sales	15,167	19,150	—	34,317
Restaurant wages and related expenses	11,240	19,304	—	30,544
Restaurant rent expense	1,491	2,670	—	4,161
General and administrative expense (1)	3,978	4,249	—	8,227
Depreciation and amortization	2,227	2,550	—	4,777
Adjusted Segment EBITDA	8,069	6,848
Capital expenditures	3,049	3,595	—	6,644

Six Months Ended
June 30, 2011:
Total revenues	$104,877	$131,988	$—	$236,865
Cost of sales	34,562	41,457	—	76,019
Restaurant wages and related expenses	24,607	39,796	—	64,403
Restaurant rent expense	2,859	5,435	—	8,294
General and administrative expense (1)	8,660	9,310	—	17,970
Depreciation and amortization	4,549	5,197	—	9,746
Adjusted Segment EBITDA	19,337	13,321
Capital expenditures, including acquisitions	4,157	7,845	—	12,002

June 30, 2010:
Total revenues	$92,306	$126,239	$—	$218,545
Cost of sales	29,860	37,705	—	67,565
Restaurant wages and related expenses	22,830	38,661	—	61,491
Restaurant rent expense	3,027	5,321	—	8,348
General and administrative expense (1)	7,892	8,423	—	16,315
Depreciation and amortization	4,429	5,122	—	9,551
Adjusted Segment EBITDA	14,717	13,578
Capital expenditures, including acquisitions	3,869	4,896	—	8,765

Identifiable Assets:
At June 30, 2011	$157,955	$202,476	$697	$361,128
At December 31, 2010	158,627	199,259	—	357,886

(1)	Such amounts include general and administrative expenses related directly to each segment as well as allocated expenses associated with administrative support provided by Carrols for executive management, information systems, finance, legal, accounting, internal audit, human resources and certain other administrative functions. See Note 5 for additional information.

FIESTA RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(In thousands of dollars)

A reconciliation of Adjusted Segment EBITDA to consolidated net income follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Adjusted Segment EBITDA:
Pollo Tropical	$9,467	$8,069	$19,337	$14,717
Taco Cabana	6,979	6,848	13,321	13,578

Less:
Depreciation and amortization	4,949	4,777	9,746	9,551
Impairment and other lease charges	820	3,372	1,084	3,620
Interest expense	4,842	5,026	9,687	9,993
Provision for income taxes	1,757	336	4,033	1,519
Stock-based compensation	443	251	859	486

Net income	$3,635	$1,155	$7,249	$3,126

9. Commitments and Contingencies

The Company is a party to various litigation matters incidental to the conduct of business. The Company does not believe that the outcome of any of these matters will have a material effect on its consolidated financial statements.

10. Subsequent Events

On August 5, 2011, Carrols LLC (a wholly owned subsidiary of Carrols that operates the Company’s Burger King restaurants) and the Company each entered into new and independent financing arrangements. The proceeds from these financings were or will be used by Carrols to repay amounts outstanding under Carrols senior credit facility and Carrols 9% senior subordinated notes (the “Carrols Notes”), as well as to pay all related fees and expenses.

The Company sold $200 million of 8.875% senior secured second lien notes due 2016 (the “Fiesta Notes”) and entered into a $25 million secured revolving credit facility which was undrawn at closing. Carrols LLC entered into an $85 million secured credit facility including term loan borrowings of $65 million and an undrawn $20 million revolving credit facility. Proceeds from the Fiesta Notes and from the Carrols LLC term loan borrowings of $65 million were or will be used by Carrols to repay approximately $80.2 million outstanding under Carrols prior senior credit facility, to repurchase $118.4 million of Carrols Notes tendered pursuant to a cash tender offer (which ends August 18, 2011), to pay accrued interest and to pay related fees and expenses. In addition, the $46.6 million of the Carrols Notes not yet tendered will be repurchased upon completion of the cash tender offer or redeemed subsequent to its expiration along with payment for accrued interest and fees related to the tender offer.

Interest on the Fiesta Notes is payable semi-annually on February 15 and August 15 with the first interest payment due on February 15, 2012. The Fiesta Notes are redeemable at the option of the Company in whole or in part at any time after February 15, 2014 at a price of 104.438% of the principal amount plus accrued and unpaid interest, if any, if redeemed before February 15, 2015, 102.219% of the principal amount plus accrued and unpaid interest, if any, if redeemed after February 15, 2015 but before February 15, 2016 and 100% of the principal amount plus accrued and unpaid interest, if any, if redeemed after February 15, 2016. Prior to February 14, 2014, the Company may redeem some or all of the Fiesta Notes at a redemption price of 100% of the principal amount plus accrued and unpaid interest, if any, of each note plus a make-whole premium. In addition, at any time prior to February 15, 2014, the Company may redeem up to 35% of the Fiesta Notes with the net cash proceeds from specified equity offerings at a redemption price equal to 108.875% of the principal amount of each note to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

The indenture governing the Fiesta Notes includes certain covenants, including limitations and restrictions on the Company and its material subsidiaries who are guarantors under such indenture to incur additional debt, issue preferred stock, pay dividends or make distributions in respect of capital stock or make certain other restricted payments or investments, incur liens, sell assets, enter into transactions with affiliates, agree to payment restrictions affecting certain of its

FIESTA RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(In thousands of dollars)

material subsidiaries and enter into mergers, consolidations or sales of all or substantially all of the Company’s or its material subsidiaries’ assets. These covenants are subject to certain exceptions and qualifications including, without limitation, permitting the spin-off transaction discussed in Note 1.

The Fiesta Notes are secured by second-priority liens on substantially all of Fiesta Restaurant Group’s and its material subsidiaries assets.

The indenture governing the Fiesta Notes contains customary default provisions, including without limitation, a cross default provision pursuant to which it is an event of default under these notes and the indenture if there is a default under any indebtedness of the Company having an outstanding principal amount of $15.0 million or more which results in the acceleration of such indebtedness prior to its stated maturity or is caused by a failure to pay principal when due.

The Company’s new first lien revolving credit facility provides for aggregate borrowings of up to $25.0 million (including $10.0 million available for letters of credit). The Company’s new revolving credit facility also provides for incremental increases of up to $5.0 million, in the aggregate, to the revolving credit borrowings available under the Company’s secured credit facility, and matures on February 5, 2016. Borrowings under the Company’s secured credit facility bear interest at a per annum rate, at the Company’s option, of either (all terms as defined in the Company’s secured credit facility):

1) the Alternate Base Rate plus the applicable margin of 2.0% to 2.75% based on the Company’s Adjusted Leverage Ratio (with an initial applicable margin set at 2.5% until the delivery of financial statements for the fourth fiscal quarter of 2011 to the agent and lenders under the Company’s secured credit facility), or

2) the LIBOR Rate plus the applicable margin of 3.0% to 3.75% based on the Company’s Adjusted Leverage Ratio (with an initial applicable margin set at 3.5% until the delivery of financial statements for the fourth fiscal quarter of 2011 to the agent and lenders under the Company’s secured credit facility).

The Company’s obligations under its secured credit facility are guaranteed by Fiesta Restaurant Group’s material subsidiaries and secured by a first priority lien on substantially all of the Company’s assets and those of its material subsidiaries, as guarantors, (including a pledge of all of the capital stock and equity interests of its material subsidiaries).

The Company’s secured credit facility contains customary default provisions, including without limitation, a cross default provision pursuant to which it is an event of default under this facility if there is a default under any indebtedness of the Company having an outstanding principal amount of $2.5 million of more which results in the acceleration of such indebtedness prior to its stated maturity or is caused by a failure to pay principal when due.